                                                                         Exh-5.1


                                   August 23, 1996


Regency Health Services, Inc.
2742 Dow Avenue
Tustin, California  92780-7245

         Re:  12 1/4% SUBORDINATED NOTES DUE 2003

Gentlemen:

         We refer to the Registration Statement on Form S-4 (the "Registration Statement") being filed by Regency Health Services, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $50,000,000 principal amount of the Company's 12 1/4% Subordinated Notes due 2003 (the "Exchange Notes "). The Exchange Notes are to be issued under an Indenture dated as of June 28, 1996 (the "Indenture") between the Company and U.S. Trust Company of California, N.A., as trustee (the "Trustee"), and certain subsidiaries of the Company named therein as subsidiary guarantors.

         We are familiar with the proceedings to date with respect to the proposed issuance and exchange of the Exchange Notes for the Company's 12 1/4% Subordinated Notes due 2003 (the "Outstanding Notes"), and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

         Based on the foregoing, we are of the opinion that, when (i) the Registration Statement, as it may be amended, becomes effective under the Securities Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; and (ii) the Exchange Notes are duly executed and authenticated as provided in the Indenture and have been duly delivered to the holders of Outstanding Notes who have duly tendered their Outstanding Notes for exchange, the Exchange Notes will be legally issued and binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

Regency Health Services, Inc.
Augsut 23, 1996
Page 2


         We consent to the filing of this opinion letter with the Registration Statement and the reference to our fimr under the caption "Legal Matters" in the Registration Statement.

         Subject to the foregoing sentence, this opinion letter is solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. The opinions contained herein are given as of the date hereof and we assume no obligation to advise you of any change that may hereafter be brought to our attention.


                                  Very truly yours,


                                  /s/ SIDLEY & AUSTIN
                                  -------------------------------
                                  SIDLEY & AUSTIN